Exhibit (a)(1)

Certificate of Trust

of

Mairs and Power Funds Trust

This Certificate of Trust of Mairs and Power Funds Trust (the “Trust”) is being executed and filed on behalf of the Trust by the undersigned, as initial sole trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

1.  Name. The name of the trust formed hereby is Mairs and Power Funds Trust.

2.  Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of the Trust’s registered agent at such address is The Corporation Trust Company.

3.  Investment Company. The Trust will become a registered investment company under the Investment Company Act of 1940, as amended, prior to or within 180 days following the first issuance of beneficial interests.

4.  Series. Pursuant to Section 3806(b)(2) of the Act, the Trust may issue one or more series of beneficial interests having the rights and preferences set forth in the governing instrument of the Trust, as the same may be amended from time to time (each a “Series”).

5.  Notice of Limitation of Liabilities of each Series. Pursuant to Section 3804(a) of the Act, there shall be a limitation on liabilities of each Series such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or the assets of any other Series thereof and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series thereof shall be enforceable against the assets of such Series.

6.  Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF the undersigned, being the initial sole trustee of the Trust, has executed this Certificate of Trust as of May 9, 2011 in accordance with Section 3811(a)(1) of the Act.

/s/ William B. Frels
William B. Frels
Title: Trustee